Exhibit 2.1

AMENDMENT NO. 2 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 2 TO TRANSACTION AGREEMENT, dated as of December 22, 2017 (this “Amendment”), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the “Company”), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (“Parent”), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“NewCo”) and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative (the “Shareholder Representative”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, the Company, Parent, Merger Sub and NewCo are parties to that certain Transaction Agreement, dated as of August 21, 2017, as amended by that certain Amendment No. 1, dated as of November 22, 2017 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1.             Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a)           Section 2.1(d) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(d)         Treatment of Company Options and Company SARs.  At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or holder of any of any Company Options or Company SARs:

(i)            Each Company Option and Company SAR outstanding and unexercised immediately prior to the First Merger Effective Time with respect to which the applicable exercise price or base price per share of Company Common Stock underlying such Company Option or Company SAR equals or exceeds the

Per Share Merger Value, shall be canceled and no longer be exercisable by the holder thereof (“Excluded Options/SARs”).

(ii)           Each Company SAR (other than Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled and exchanged for the right to receive, for each share of Company Common Stock subject to such Company SAR:

(A) an amount in cash equal to (x) the Per Share Merger Value minus (y) the applicable base price per share of such Company SAR;

(B) an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

(C) an amount in cash equal to the product of (1) the New Parent Warrant Cash Value and (2) a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number,

(collectively, (A), (B) and (C) the “Per SAR Cash Consideration”); and

(D) such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date.

(iii) Each Company Option (other than Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a “Cash Election Option”), shall be cancelled and exchanged for the right to receive, for each share of Company Common Stock subject to such Company Option:

(A) an amount in cash equal to (x) the Per Share Merger Value minus (y) the applicable exercise price per share of Company Common Stock underlying such Company Option.

(B) an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number,

(collectively, (A) and (B) the “Per Option Cash Consideration”);

(C) a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

(D) such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date  (collectively, (A) through (D), the “Per Option Total Cash Consideration”).

(iv) Each Company Option (other than a Cash Election Option or Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled and exchanged for the right to receive for each share of Company Common Stock subject to such Company Option:

(A) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) (A) the Per Share Merger Value minus (B) the applicable exercise price per share of Company Common Stock underlying such Company Option by (y) $10.00 (the “Per Option Stock Consideration”);

(B) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

(C) a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

(D) such holder’s Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date,

(collectively, (A) through (D), the “Per Option Total Stock Consideration”).”

(b)           Section 2.8(a) of the Transaction Agreement is hereby amended by adding the following new sentence at the end of the clause:

“For the avoidance of doubt, this clause 2.8(a) shall not reduce the amount of cash that is due to any holder of Company SARs.”

(c)           The lead-in paragraph of Section 2.9 and Section 2.9(a) of the Transaction Agreement are hereby amended and restated in their entirety to read as follows:

“              SECTION 2.9                       Election Procedures.  Each holder of record of shares of Company Common Stock, Company Series A Warrants or Company Options to be converted into the right to receive the Merger Consideration in accordance with, and subject to, this Article II (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)           Each Holder may specify in a request made in accordance with the provisions of this Section 2.9 (herein called a “Cash Election”) the number of shares of Company Common Stock owned by such Holder (or underlying the Company Series A Warrant or Company Option, as applicable) with respect to which such Holder desires to make a Cash Election. Holders of record of  Company Common Stock who hold such Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Form of Election on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Stock. Any Holder who makes a Cash Election shall be required to waive all appraisal rights in connection with making such Cash Election. For the avoidance of doubt Company Holders of Company SARs shall not be required to make an election with respect to their Company SARs and shall receive the cash consideration such Company Holders are entitled to as set forth in Section 2.1(d)(ii) above.”

(d)           The definition of “Cash Component” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

““Cash Component” means (a) $100,000,000, minus (b) an amount in cash equal to the aggregate Per SAR Cash Consideration payable to all Company Holders of Company SARs, plus (c) the amount of proceeds from the Equity Financing (net of underwriting fees) (if any), minus (d) the excess (if any) of the Parent Shareholder Redemption Amount over $50,000,000, minus (e) an amount, if positive, equal to (x) $20,000,000 minus (y) the amount of estimated pro forma cash on the balance sheet of Parent and its consolidated subsidiaries immediately after the First Merger Effective Time (which may be a negative number) (giving effect to the transactions and payments contemplated by this Agreement).”

(e)           Section 8.1 of the Transaction Agreement is hereby amended by adding the following definition in alphabetical order:

““New Parent Warrant Cash Value” means, the cash value per New Parent Warrant as determined by the Company in good-faith.”

2.             The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

3.             The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

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IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.

By:	/s/ Mark Bibi
Name:	Mark Bibi
Title:	Secretary and General Counsel

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

By:	/s/ David Burgstahler
Name:	David Burgstahler
Title:	President and Chief Executive Officer

AVISTA HEALTHCARE MERGER SUB, INC.

By:	/s/ Robert Girardi
Name:	Robert Girardi
Title:	Vice President and Secretary

AVISTA HEALTHCARE NEWCO, LLC

By:	/s/ Robert Girardi
Name:	Robert Girardi
Title:	Vice President and Secretary

[Signature Page to Amendment No. 2]

JERMYN STREET ASSOCIATES LLC, solely in its capacity as Shareholder Representative

By:	/s/ Scott Cragg
Name:	Scott Cragg
Title:	Authorized Signatory

[Signature Page to Amendment No. 2]